Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

MERITAGE SETS THIRD QUARTER RECORDS FOR SALES AND CLOSINGS

ALL-TIME QUARTERLY RECORD FOR BACKLOG

•                                          NEW HOME ORDERS INCREASE 55% FROM 3RD QUARTER 2003 TO $643 MILLION

•                                          HOME CLOSING REVENUE INCREASES 22% FROM 3RD QUARTER 2003 TO $463 MILLION

•                                          ORDER BACKLOG INCREASES 61% FROM 3RD QUARTER 2003 TO $1.3 BILLION

Scottsdale, Arizona and Dallas (October 6, 2004) – Meritage Homes Corporation (NYSE: MTH) today announced third quarter records for sales and closings and an all-time quarterly record for backlog.

Summary Operating Results

	As of and for the Quarter Ended September 30, (unaudited)
	$ Thousands			Homes
	2004	2003	% Change	2004	2003	% Change
Homes ordered	$642,887	$415,687	55%	2,203	1,546	43%
Homes closed	$462,675	$380,752	22%	1,671	1,464	14%
Order backlog	$1,349,321	$839,609	61%	4,747	3,217	48%

“For the first nine months of 2004, Meritage generated sales orders valued at $1.9 billion, a 50% increase over the same period a year ago,” announced Steven J. Hilton, Meritage Co-Chairman and CEO.  “In addition, we set third quarter records for both the dollar value and number of homes ordered and closed, and we also set all-time quarter-end records for the dollar value and number of homes in backlog, increasing 61% and 48%, respectively, as compared to September 30, 2003.”

“Demand for our homes in Arizona and California was especially strong during the third quarter.  The number of homes ordered exceeded last year’s third quarter by 90% and 79%, respectively,” stated

John R. Landon, Meritage Co-Chairman and CEO.  “In Arizona, on average we generated more than twice as many orders per community during the third quarter of this year versus last year’s third quarter and in California, orders per community increased 67%.”

“Overall, our dollar backlog increased 61% from September 30, 2003 to September 30, 2004,” added Mr. Hilton.  “The dollar value of backlog more than doubled in California and advanced 87% in Arizona and 17% in Texas.  Demand for our homes and pricing in our two Nevada communities remains solid.  We are adding four new communities in October and one more in November, bringing our community count to seven by the end of this year.  Because of these additional communities, we anticipate sales orders to be very strong during the fourth quarter of this year, and expect that 2005 will be a good year for our Nevada division.”

“In Texas, the dollar value of sales orders and home closings increased 19% and 16%, respectively, for the first nine months of 2004 as compared to the first nine months of 2003.  For the third quarter, the value of sales orders advanced 11% and the value of homes in backlog advanced 17% at quarter-end as compared to the same periods a year ago,” added Mr. Landon.  “Weather in Texas at the end of the second quarter – including the second-wettest June in recorded history in Dallas/Ft. Worth, Houston and Austin – impacted completions and closings during the third quarter.  We are pleased with our results in Texas, particularly in light of the current competitive conditions in that market.  Although demand for our homes in Texas is good, competition is as strong as we’ve seen in recent years.”

“We remain comfortable with our third-quarter diluted EPS guidance of $2.10 to $2.20, or 13% to 18% ahead of last year’s third quarter, which was provided in our July 20, 2004 second-quarter earnings release,” added Mr. Hilton.  “We are also reiterating our most recent full-year 2004 earnings guidance of $8.55 to $8.80 per diluted share, or an increase of 25% to 29% over 2003.”

“As a leader in our industry, Meritage Homes continues to benefit from positive demographic factors, particularly in the southern and western states in which we operate,” added Mr. Landon.  “Over the past decade, Texas, Arizona, Nevada and California were the four fastest-growing states in terms of net migration.  We believe this will contribute to a healthy housing market in the years ahead.  As a result of our superior performance so far this year, we anticipate closing approximately 7,100 homes and generating about $1.9 billion in revenue in 2004, resulting in our 17th consecutive year of record revenue,” concluded Mr. Landon.

Meritage will hold its third quarter earnings call on Tuesday, October 26, 2004 at 11:00 a.m. EST (10:00 a.m. CT, 9:00 a.m. MT, 8:00 a.m. PT).  To participate in the call, please dial in at least five minutes before the start time.  The toll-free domestic dial-in number is 1-800-291-3314; the international toll-free number is 1-706-634-0844.  A replay will be available from 1:00 p.m. EST Tuesday, October 26, 2004 through midnight EST Tuesday, November 2, 2004, by dialing 1-800-642-1687 (domestic) and 1-706-645-9291 (international).  Confirmation code for the replay is 1340253.  The call and slide show presentation can be accessed on the Company’s website at www.meritagehomes.com and through CCBN for two weeks at www.companyboardroom.com.

About Meritage Homes Corporation

Meritage Homes Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  Fortune recently named Meritage to its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Additionally, Meritage is ranked as one of Fortune’s Fastest Growing Companies in America, its fourth appearance on this list in six years.  The Company is included in the S&P SmallCap 600 Index and appears on Forbes’ “Platinum 400” list, and is part of an elite group of only five companies on this list that have exceeded 50% in five-year annualized total return.  In its 18-year history the Company has built approximately 32,000 homes, ranging from entry-level to semi-custom luxury.  Meritage operates in fast-growing states of the Southern and Western U.S., including five of the top ten single-family housing markets in the country.  For more information about the Company, please visit the Meritage website, located at www.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries

Operating Data

($ in thousands)

	For The Three Months Ended September 30				As Of And For The Nine Months Ended September 30
	2004		2003		2004		2003
	Homes	$	Homes	$	Homes	$	Homes	$
Homes Ordered:
Texas	805	173,759	730	156,182	2,774	593,672	2,404	498,919
Arizona	914	219,370	481	126,921	2,777	689,762	1,533	403,826
California	391	215,685	219	100,548	1,143	561,241	568	265,418
Nevada	93	34,073	116	32,036	258	90,353	500	123,577
Total	2,203	642,887	1,546	415,687	6,952	1,935,028	5,005	1,291,740

Homes Closed:
Texas	700	152,003	741	153,495	2,171	469,652	1,988	405,251
Arizona	560	127,537	325	83,774	1,414	341,004	866	234,083
California	367	166,819	206	96,459	968	421,529	540	241,714
Nevada	44	16,316	192	47,024	307	85,267	464	108,847
Total	1,671	462,675	1,464	380,752	4,860	1,317,452	3,858	989,895

Order Backlog:
Texas					1,722	365,439	1,501	312,567
Arizona					2,195	587,117	1,133	313,898
California					655	338,041	361	160,631
Nevada					175	58,724	222	52,513
Total					4,747	1,349,321	3,217	839,609

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements concerning our anticipated closings, revenue and earnings per share in 2004, that our Nevada division will experience positive results in fourth quarter 2004 and full year 2005 and that positive demographic trends in the markets in which we operate will contribute to a healthy housing market in the future.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to achieve certain pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; the impact of new accounting principles; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2003 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended June 30, 2004.  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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